UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2016

Five Oaks Investment Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-35845	45-4966519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

540 Madison Av., 19th Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 257-5073
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On March 31, 2016, Five Oaks Acquisition Corp. (“FOAC”), a wholly owned subsidiary of Five Oaks Investment Corp. (the “Company”), elected not to renew its Master Repurchase Agreement (the “Repurchase Agreement”), dated as of February 25, 2014 (as renewed on February 25, 2015 and then as extended by mutual agreement to March 31, 2016), by and between Credit Suisse First Boston Mortgage Capital LLC (“CS”) as buyer, and FOAC as seller. Under the Repurchase Agreement, FOAC was permitted from time to time to sell certain eligible residential mortgage loans, to be acquired by FOAC from one or more originators, to CS. The Repurchase Agreement provided for an aggregate maximum capacity of $125,000,000.

FOAC uses warehouse lines in the form of repurchase agreements as a means to fund the purchase of prime jumbo loans. FOAC continues to have an outstanding warehouse line in the form of a repurchase agreement with Barclays Bank PLC with a maximum capacity of $150,000,000, of which approximately $9,400,000 is currently used. In addition, the Company notes that, as part of its risk management practices, in its prior securitization transactions a significant portion of the loans purchased and securitized have been settled directly into the securitization itself, thereby removing the need to warehouse such loans on the Company’s balance sheet. Additionally, the Company believes that added warehouse capacity would currently be available if needed. Accordingly, the Company concluded that its Barclays warehouse facility is adequate for its foreseeable needs.

The information disclosed under this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Oaks Investment Corp.

April 6, 2016	By:	/s/ David Oston
David Oston
Chief Financial Officer, Secretary and Treasurer